EXECUTION VERSION

CONSULTING AGREEMENT
CONSULTING AGREEMENT (this “Agreement”) by and among HomeStreet, Inc. (“Parent”), Mechanics Bank (the “Company”) and Mark Mason (the “Consultant”) dated as of the 28th day of March, 2025.
The Consultant has been employed by Parent or a subsidiary thereof and has significant experience in the operation and management of the business of Parent and its subsidiaries, including HomeStreet Bank (the “Bank”). Parent is entering into an Agreement and Plan of Merger among the Company, Parent, and Bank (the “Merger Agreement”), pursuant to which the Company will become a wholly-owned subsidiary of Parent following the merger of the Bank with and into the Company (the “Merger”). Parent and the Company have determined to assure that Parent and its subsidiaries will have the continued service of the Consultant in a consulting capacity following consummation of the Merger.
NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:
1.Separation from Employment; Consulting Period. Effective on the first day following the consummation of the Merger, the Consultant’s employment with Parent, the Bank and their respective subsidiaries shall terminate. For the avoidance of doubt, during the period between the consummation of the Merger and the termination of Consultant’s employment pursuant to this Section 1, the Consultant’s employment will not be terminable for Cause (as defined below). Parent and the Consultant acknowledge and agree that such termination shall constitute a resignation for Good Reason for purposes of the Employment Agreement between Parent, the Bank, and the Consultant, dated January 25, 2018, as amended (the “Employment Agreement”), and that the Consultant shall, subject to his satisfaction of his obligations under Section III(C)(9) of the Employment Agreement, receive the severance benefits set forth in Annex I of this Agreement, in full satisfaction of the severance benefits set forth under Section III(C) of the Employment Agreement. The parties stipulate that all termination notice provisions of the Employment Agreement shall be deemed waived and satisfied hereby. Following such termination of employment, the Consultant shall make himself available to render consulting services, on the terms and conditions set forth in this Agreement, for the period (the “Consulting Period”) beginning on the day following the Closing Date (as defined in the Merger Agreement) and ending on the second anniversary of the Closing Date, provided that the Consulting Period shall terminate immediately upon the death or Disability (as defined below) of the Consultant or upon a termination of the Consulting Period by either party.
2.Consulting Services and Fee. (a)
        (i) During the Consulting Period, the Consultant shall render such consulting and advisory services as may be requested from time to time by Parent or the Company with respect to the business of Parent and its affiliates, which may without limitation include integration matters related to the transactions contemplated by the Merger Agreement, maintaining and developing new relationships with customers and clients, advising with respect to community relations issues and building new relationships in Parent’s market area, and remaining available to consult on specific projects for Parent or the Company. The Consultant’s services shall be performed at such times and locations as may be reasonably requested by Parent or the Company, provided that in no event shall the Consultant be required to provide services in excess of thirty-two (32) hours per month. In consideration of the foregoing and of the Consultant’s covenants pursuant to Section 3, Parent shall pay the Consultant a gross amount of $4,000,000, payable quarterly in installments in arrears at the end of each calendar quarter during the Consulting Period, with the first payment made on a prorated basis on the final day of the calendar quarter during which consummation of the Merger occurs and the final payment made on a prorated basis as soon as practicable following the last day of the Consulting Period.
        (ii) During the Consulting Period, Parent shall reimburse the Consultant for all reasonable expenses incurred by the Consultant in connection with his services hereunder in accordance with Parent’s policies and Section 5(c) of this Agreement.
    (b)    In the event of a termination of the Consulting Period prior to the second anniversary of the Closing Date, Parent shall have no further obligation to make the payments contemplated by Section 2(a)(i) of this Agreement, provided that if such termination is by any of Parent or its subsidiaries or affiliates other than for Cause (as defined below) or by the Consultant due to any of Parent’s or its subsidiaries’ or affiliates’ material breach (which breach remains uncured for fifteen (15) days after Parent or any of its subsidiaries or affiliates is provided notice of such breach) of the terms of this Agreement (including without limitation Section 2(a)), or occurs as a result of the Consultant’s death or Disability, subject to the Consultant’s execution and non-revocation of a release of claims in a form substantially in the form of the Waiver and Release attached hereto as Exhibit A and continued compliance with the restrictive covenants referenced in Section 3, the Consultant (or, in the case of the Consultant’s death, the Consultant’s beneficiaries or estate) shall continue to receive such payments through the remainder of the scheduled Consulting Period. For purposes hereof, “Cause” shall have the meaning set forth in the Employment Agreement, and “Disability” shall mean the unavailability of the Consultant for his duties with Parent for 45 consecutive days, or for 90 days within any one-year period, as a result of incapacity due to mental or physical illness.
3.Restrictive Covenants. (a) Subject to the occurrence of the Closing Date, the Consultant re-affirms his covenants set forth in Section IV of the Employment Agreement and in the Executive Confidentiality Agreement between Parent, the Bank, and the Consultant, dated as of March 15, 2017. In addition, subject to the occurrence of the Closing Date, in consideration of Parent’s and the Company’s commitments hereunder, the Consultant hereby agrees that (i) the duration of the covenants set forth in Section IV.A of the Employment Agreement shall be extended such that Section IV.A of the Employment Agreement shall apply in perpetuity (and not only for five years following the termination of the Consultant’s employment), the restrictions set forth in Section IV.B of the Employment Agreement shall apply during the Consulting Period and during the six-month period following the expiration or earlier termination of the Consulting Period, and the restrictions set forth in Section IV.C of the Employment Agreement shall apply during the Consulting Period and during the one-year period following the expiration or earlier termination of the Consulting Period, and (ii) references to Parent in Section IV of the Employment Agreement shall, unless the context clearly indicates otherwise, be deemed to include Parent and its affiliates (including the Company).

(b)    (i) Consultant agrees not to disclose, communicate, or publish any disparaging or negative information, writings, electronic communications, comments, opinions, facts, or remarks, of any kind or nature whatsoever (collectively, “Disparaging Information”), about Parent, the Company, the Bank and their respective parents and subsidiaries, their respective officers, owners, partners, directors, members, (collectively, the “Applicable Parties”), and (ii) the Company shall instruct its Executive Chairman of the Board, Chief Executive Officer, President and Chief Financial Officer not to publicly disclose, communicate, or publish any Disparaging Information about Consultant. Consultant acknowledges that, in executing this Agreement, subject to Section 3(d), he has knowingly, voluntarily and intelligently waived any free speech, free association, free press, or First Amendment to the United States (including, without limitation, any counterpart or similar provision or right under California law) rights to disclose, communicate, or publish Disparaging Information concerning or related to the Applicable Parties.
    (c)    The Consultant acknowledges that the time, scope, geographic area and other provisions of this Section 3 and the provisions of other agreements referenced herein have been specifically negotiated by sophisticated commercial parties and agree that all such provisions are reasonable under the circumstances of the activities contemplated by this Agreement. The Consultant acknowledges and agrees that the terms of this Section 3 are reasonable in light of all of the circumstances, are sufficiently limited to protect the legitimate interests of Parent, the Company and their respective affiliates, impose no undue hardship on the Consultant, and are not injurious to the public. The Consultant further acknowledges and agrees that the Consultant’s breach of the provisions of this Section 3 and the provisions referenced therein will cause Parent or the Company irreparable harm, which cannot be adequately compensated by money damages, and if Parent or the Company elects to prevent the Consultant from breaching such provisions by obtaining an injunction against the Consultant, there is a reasonable probability of Parent’s or the Company’s eventual success on the merits. In the event of a breach or threatened breach of this Section 3, the Consultant agrees that Parent or the Company shall be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, and the Consultant acknowledges that damages alone would be inadequate and insufficient. Accordingly, the Consultant agrees and consents that in the event that any action or proceeding shall be instituted by Parent or the Company to enforce any provision of this Agreement, the Consultant waives the claim or defense in such action that there is an adequate remedy at law available to Parent or the Company, and the Consultant shall not urge in any such action or proceeding the claim or defense that such remedy at law exists. The parties agree that Parent’s or the Company’s remedies for breach of this Agreement expressly described herein shall be cumulative and the seeking or obtainment of injunctive relief shall not preclude a claim or award for damages or other relief as provided for herein or as otherwise may be available to Parent or the Company. Without limiting the generality of the foregoing, in the event the Consultant violates the restrictive covenants set forth in this Section 3 or in Section IV of the Employment Agreement (as modified by this Agreement), he shall cease to be entitled to any further payments under Section 2(a)(i) hereof. In the event that the agreements in this Section 3 shall be determined by any court of competent jurisdiction to be unenforceable by reason of their extending for too great a period of time or over too great a geographical area or by reason of their being too extensive in any other respect, they shall be interpreted to extend only over the maximum period of time for which they may be enforceable and/or over the maximum geographical area as to which they may be enforceable and/or to the maximum extent in all other respects as to which they may be enforceable, all as determined by such court in such action. Any termination of the Consultant’s service or of this Agreement shall have no effect on the continuing operation of this Section 3.
(d)    Notwithstanding the foregoing or anything herein or in any other agreement between the Consultant and Parent, the Company or any of their respective affiliates, nothing contained herein shall prohibit the Consultant from filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation and/or communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to, any federal, state or local government regulator (including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice) for the purpose of reporting or investigating a suspected violation of law, or from providing such information to the Consultant’s attorney or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding. Nothing in this Agreement requires the Consultant to waive any monetary award or other payment that he might become entitled to from any governmental agency or entity.
4.Successors. (a) This Agreement is personal to the Consultant and, without the prior written consent of Parent, shall not be assignable by the Consultant otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Consultant’s legal representatives.
(b)    This Agreement shall inure to the benefit of and be binding upon Parent and the Company and their respective successors and assigns, including the Company following the Merger and the Parent following the transactions contemplated by the Merger Agreement (including any change in the legal name of Parent), and no express assumption shall be required in connection therewith. Subject to the immediately preceding sentence, Parent will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Parent to assume expressly and agree to perform this Agreement in the same manner and to the same extent that Parent would be required to perform it if no such succession had taken place. As used in this Agreement, “Parent” shall mean Parent as hereinbefore defined (including Parent following any change in its legal name) and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.
5.Miscellaneous. (a) Construction; Amendments. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Washington, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(b)    Acknowledgments. The Consultant acknowledges that his services hereunder are to be rendered as an independent contractor, and that he is solely responsible for the payment of all Federal, state, local and foreign taxes that are required by applicable laws or regulations to be paid with respect to the consulting fees contemplated by Section 2. In the event that the United States Internal Revenue Service should determine that the Consultant is, according to Internal Revenue Service regulations, rules or guidelines, an employee subject to withholding and social security contributions, the Consultant shall acknowledge, as the Consultant acknowledges herein, that all payments to the Consultant are gross payments, and the Consultant is responsible for all income taxes and social security payments thereon. The Consultant acknowledges that he has no entitlement to any severance compensation on account of his termination of employment with Parent immediately prior to commencement of the Consulting Period other than the severance compensation described in Section 1 of this Agreement. The Consultant further acknowledges that he shall not be considered as having an employee status or as being entitled to participate in any plans, arrangements or distributions by the Parent, the Company or any of their respective affiliates pertaining to, or in connection with, any pension, stock, bonus, profit sharing or other benefit extended to the Parent’s, the Company’s or their respective affiliates’ employees, except as expressly provided for this Agreement. Under no circumstances shall the Consultant look to the Parent, Company or their respective affiliates as the Consultant’s employer, or as a partner, joint venturer, agent, or principal. Nothing contained in this Agreement shall provide the Consultant with the power or authority to bind the Parent, Company or their respective affiliates to any contract, agreement or arrangement with any person, except with the prior approval of the Parent or the Company.

(c)    Section 409A. It is intended that payments and benefits made or provided under this Agreement shall be exempt from or comply with Section 409A of the of the Internal Revenue Code of 1986 (“Section 409A”). Any payments that qualify for the “short-term deferral” exception, the separation pay exception or another exception under Section 409A shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation. In no event may the Consultant, directly or indirectly, designate the calendar year of any payment under this Agreement, and to the extent required by Section 409A, any payment that may be paid in more than one taxable year shall be paid in the later taxable year. All reimbursements and in-kind benefits provided under this Agreement that are subject to Section 409A shall be made in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Consultant’s lifetime (or during a shorter period of time specified in this Agreement); (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. Notwithstanding any other provision of this Agreement to the contrary, if the Consultant is considered a “specified employee” for purposes of Section 409A (as determined in accordance with the methodology established by Parent as in effect on the date of expiration or earlier termination of the Consulting Period), any payment that constitutes nonqualified deferred compensation within the meaning of Section 409A that is otherwise due to the Consultant under this Agreement during the six-month period immediately following the Consultant’s separation from service (as determined in accordance with Section 409A) on account of the Consultant’s separation from service shall be accumulated and paid to the Consultant on the first business day of the seventh month following his separation from service (the “Delayed Payment Date”), to the extent necessary to prevent the imposition of tax penalties on the Consultant under Section 409A. If the Consultant dies during the postponement period, the amounts and entitlements delayed on account of Section 409A shall be paid to the personal representative of his estate on the first to occur of the Delayed Payment Date or 30 calendar days after the date of the Consultant’s death.
(d)    Integration. From and after the Closing Date, this Agreement shall supersede any other employment, severance, change of control, or similar agreement between the parties with respect to the subject matter hereof. In the event that the Merger Agreement is terminated prior to the occurrence of the Closing Date, this Agreement shall terminate without further action of any party hereto and become null and void and of no effect.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the Consultant has hereunto set his hand and Parent and the Company have caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.
Mechanics Bank
By:     /s/ Carl B. Webb
Name:    Carl B. Webb
Title:    Chairman of the Board of Directors
HomeStreet, Inc.
By:     /s/ Godfrey B. Evans
Name:    Godfrey B. Evans
Title:    EVP
    /s/ Mark Mason
Mark Mason
[Signature Page to Mason Consulting Agreement]

6.EXHIBIT A
RELEASE
This Release (this “Release”) is made and entered into as of ________, _20___, between [HomeStreet, Inc.] and any of its parents, predecessors, successors, subsidiaries, affiliates or related companies, organizations, managers, officers, directors, executives, agents, plan fiduciaries, shareholders, attorneys and/or representatives (hereinafter referred to collectively as the “Company”) and Mark Mason (“Consultant”).
WHEREAS, the Company and Consultant are parties to that certain Consulting Agreement, dated as of March __, 2025 (the “Consultant Agreement”);
WHEREAS, the Consulting Agreement terminated on [DATE], except for the provisions that expressly survive termination, including, without limitation, those provisions set forth in Section 4 of this Release; and
WHEREAS, the Parties desire to finally, fully and completely resolve all disputes that now or may exist against the Company and all disputes over benefits and compensation.
NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Consultant agree as follows:
1.    Release and Waiver.
(a)    In consideration of the payments and other consideration provided for in the Consulting Agreement, that being good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged by Consultant, Consultant, on his own behalf and on behalf of his agents, administrators, representatives, executors, successors, heirs, devisees and assigns (collectively, the “Releasing Parties”) hereby finally, unconditionally, irrevocably and absolutely fully releases, remises, acquits and forever discharges the Company and all of its affiliates, and each of their respective officers, directors, shareholders, equity holders, members, partners, managers, agents, employees, consultants, independent contractors, attorneys, advisers, fiduciaries, plan administrators, successors and assigns (collectively, the “Released Parties”), jointly and severally, from any and all claims, rights, demands, debts, obligations, losses, liens, agreements, contracts, covenants, actions, causes of action, suits, services, judgments, orders, counterclaims, controversies, setoffs, affirmative defenses, third party actions, damages, penalties, costs, expenses, attorneys’ fees, liabilities and indemnities of any kind or nature whatsoever, direct or indirect (collectively, the “Claims”), whether asserted, unasserted, absolute, fixed or contingent, known or unknown, suspected or unsuspected, accrued or unaccrued or otherwise, whether at law, in equity, administrative, statutory or otherwise, in any forum, venue or jurisdiction, whether federal, state, local, administrative, regulatory or otherwise, and whether for injunctive relief, back pay, fringe benefits, reinstatement, reemployment, or compensatory, punitive or any other kind of damages, which any of the Releasing Parties ever have had in the past, presently or up and to the date hereof have against the Released Parties, and each of them, arising from or relating to the Company or its affiliates, or the termination of that employment or any circumstances related thereto, or any other matter, cause or thing whatsoever, including, without limitation, all claims arising under or relating to employment, employment contracts, severance, stock options, stock option agreements, restricted stock, restricted stock agreements, restricted stock units, restricted stock unit agreements, equity interests, deferred compensation, employee benefits or purported employment discrimination or violations of civil rights of whatever kind or nature,
Ex. A-1

including, without limitation, all claims arising under the Age Discrimination in Employment Act (“ADEA”), the Lilly Ledbetter Fair Pay Act, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Equal Pay Act of 1963, the Rehabilitation Act of 1973, Title VII of the United States Civil Rights Act of 1964, 42 U.S.C. § 1981, the Civil Rights Act of 1991, the Civil Rights Acts of 1866 and/or 1871, the Genetic Information and Nondiscrimination Act (“GINA”), the Employee Retirement Income Security Act of 1974, the Immigration Reform and Control Act, the Older Worker Benefit Protection Act, the Workers Adjustment and Retraining Notification Act, the Occupational Safety and Health Act, the Employee Polygraph Protection Act, the Uniformed Services Employment and Re-Employment Act, the National Labor Relations Act, the Labor Management Relations Act, the Sarbanes-Oxley Act of 2002, or any other applicable foreign, federal, state or local employment discrimination statute, law or ordinance, including, without limitation, any workers’ compensation, disability, whistleblower protection or anti-retaliation claims under any such laws, claims for wrongful discharge, breach of contract, breach of express or implied contract or implied covenant of good faith and fair dealing, and any other claims arising under foreign, state, federal or common law, as well as any expenses, costs or attorneys’ fees. Consultant further agrees that Consultant will not file or permit to be filed on Consultant’s behalf any such Claims. Notwithstanding the preceding sentence or any other provision of this Release, this Release is not intended to interfere with Consultant’s right (i) to file a charge with the Equal Employment Opportunity Commission (the “EEOC”) or any state human rights commission in connection with any claim he believes he may have against the Company, (ii) to participate in an investigative proceeding of any federal, state, or local governmental agency, (iii) to report possible violations of law or regulations to any governmental agency or entity, including disclosures that are protected under the whistleblower provisions of federal law or regulation, or (iv) to enforce the Company’s obligations under this Release. However, by executing this Release, Consultant hereby waives, to the extent not prohibited by law, the right to recover in any proceeding Consultant may bring before the EEOC or any state human rights commission or in any proceeding brought by the EEOC or any state human rights commission on Consultant’s behalf. Consultant also agrees to waive any right or ability to be a class or collective action representative or to otherwise recover damages in any putative or certified class, collective, or multi-party action or proceeding relating to Claims released in this Release and/or against any Released Parties. Notwithstanding the preceding sentence or any other provision of this Release, this Release shall not interfere with Consultant’s remedies, including, without limitation, at law, equity, sounding in contract (express or implied) or tort at law, to enforce the Company’s obligations under this Release.
(b)    Except as required by law and as provided for in Section 2(a), Consultant agrees that Consultant will not commence, maintain, initiate or prosecute, or cause, encourage, assist, volunteer, advise or cooperate with any other person or entity to commence, maintain, initiate or prosecute, any action, lawsuit, proceeding, charge, petition, complaint or Claims before any court, agency or tribunal against the Released Parties arising from, concerned with or otherwise related to, in whole or in part, Consultant’s relationship with the Released Parties or any of the matters discharged and released in this Release. Consultant represents and agrees that, prior to signing this Release, he has not filed, assigned or pursued any complaints, charges or lawsuits of any kind with any court, governmental or administrative agency, or arbitral forum against the Company, or any other person or entity released under this Section 2, asserting any claims whatsoever. Consultant understands and acknowledges that, in the event he commences any proceeding in violation of this Release, he waives and is estopped from receiving any monetary award or other legal or equitable relief in such proceeding.
(c)    Consultant represents and warrants that Consultant is not aware of (i) any violations, allegations or claims that the Company has violated any federal, state or foreign law of any kind, or (ii) any facts or circumstances relating to or giving rise to any alleged violations, allegations or
Ex. A-2

claims that the Company has violated any federal, state or foreign law of any kind, of which Consultant has not previously made the General Counsel of the Company aware. If Consultant learns of any such information, Consultant shall promptly inform the General Counsel of the Company in writing.
(d)    To effect a full and complete general release as described above, Consultant expressly waives and relinquishes all rights and benefits of section 1542 of the Civil Code of the State of California, and does so understanding and acknowledging the significance and consequence of specifically waiving section 1542. Section 1542 of the Civil Code of the State of California states as follows:
A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.
Thus, notwithstanding the provisions of section 1542, and to implement a full and complete release and discharge of the Company, Consultant expressly acknowledges this Release is intended to include in its effect, without limitation, all claims Consultant does not know or suspect to exist in his favor at the time of signing this Release, and that this Release contemplates the extinguishment of any such claims. Consultant warrants he has read this Release, including this waiver of California Civil Code section 1542, and that Consultant has consulted with, or had the opportunity to consult with, counsel of his choosing about this Release and specifically about the waiver of section 1542, and that Consultant understands this Release and the section 1542 waiver, and so Consultant freely and knowingly enters into this Release. Consultant further acknowledges that he later may discover facts different from or in addition to those Consultant now knows or believes to be true regarding the matters released or described in this Release, and even so Consultant agrees that the releases and agreements contained in this Release shall remain effective in all respects notwithstanding any later discovery of any different or additional facts. Consultant expressly assumes any and all risk of any mistake in connection with the true facts involved in the matters, disputes or controversies released or described in this Release or with regard to any facts now unknown to Consultant relating thereto.
2.    Knowing and Voluntary Release. Consultant understands it is his choice whether to execute this Release and that his decision to do so is voluntary and is made knowingly.
3,    No Prior Representations or Inducements. Consultant represents and acknowledges that in executing this Release, he does not rely, and has not relied, on any communications, statements, promises, inducements, or representation(s), oral or written, by any of the Released Parties, except as expressly contained in this Release. Any amendment to this Release must be signed by all parties to this Release.
4.    Consulting Agreement. Consultant hereby agrees and acknowledges that Sections 3, 4 and 5 of the Consulting Agreement are of a continuing nature and expressly survive the expiration, termination or cancellation of the Consulting Agreement and such obligations of Consultant shall not be released pursuant to this Release. Except as set forth in the immediately preceding sentence, Consultant and the Company acknowledge and agree that the Consulting Agreement is terminated.
Ex. A-3

5.    Binding Release and Survival. This Release shall inure to the benefit of, and be enforceable by, Consultant’s and the Company’s respective personal or legal representatives, executors, administrators, permitted assigns, successors, heirs, distributees, devisees, and legatees.
6.    Severability. The Company and Consultant agree that should an arbitrator or court declare or determine that any provision of this Release is illegal or invalid, the validity of the remaining parts, terms or provisions of this Release will not be affected and any illegal or invalid part, term, or provision, will not be deemed to be a part of this Release and there shall be deemed substituted therefor such other provision as will most nearly accomplish the intent of the parties to the extent permitted by the applicable law.
7.    Entire Agreement and Counterparts. This Release constitutes the entire agreement between the parties hereto concerning the subject matter hereof. The Company and Consultant agree that this Release may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall be deemed one and the same instrument.
8.    Time to Consider Release. The Company advises Consultant in writing to consult with an attorney before executing this Release. Consultant further acknowledges that the Company has given him a period of twenty-one (21) calendar days within which to review and consider the provisions of this Release. Consultant understands that if he does not sign this Release before the twenty-one (21) calendar day period expires, certain payments set forth in the Retention Agreement will be withdrawn automatically.
9.    Revocation. Consultant understands and acknowledges that he has seven (7) calendar days following the execution of this Release to revoke his acceptance of this Release. This Release will not become effective or enforceable, and the payments and certain other benefits described in the Consulting Agreement (unless specifically provided otherwise) will not become payable, until after this revocation period has expired without his revocation. If Consultant does not revoke this Release within the revocation period, the Company will send Consultant the payment in accordance with the terms of the Consulting Agreement.

Ex. A-4

I ACKNOWLEDGE THAT I HAVE CAREFULLY READ THE FOREGOING, THAT I UNDERSTAND ALL OF ITS TERMS AND THAT I AM RELEASING CLAIMS AND THAT I AM ENTERING INTO IT VOLUNTARILY.

SIGNATURE PAGE FOLLOWS

Ex. A-5

IN WITNESS THEREOF, Consultant and the Company hereto evidence their agreement by their signatures.
CONSULTANT:

Mark Mason
COMPANY:
[HomeStreet Inc.]
By:
Name:
Title:

Ex. A-6